Exhibit 10.42

KLA-TENCOR

EXECUTIVE DEFERRED SAVINGS PLAN
AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 7, 2012

Exhibit 10.42

ARTICLE I	DEFINITIONS	1
1.1	“Account”	1
1.2	“Affiliated Company”	2
1.3	“Beneficiary”	2
1.4	“Board of Directors”	2
1.5	“Bonus”	2
1.6	“Code”	2
1.7	“Committee”	2
1.8	“Company”	2
1.9	“Company Contribution”	2
1.10	“Credited Investment Return (Loss)”	2
1.11	“Deferral Amount”	2
1.12	“Deferral Election”	3
1.13	“Early Termination”	3
1.14	“Effective Date”	3
1.15	“Eligible Employee”	3
1.16	“Employee”	3
1.17	“Employer Group”	3
1.18	“Extended Deferral Election”	3
1.19	“Hardship”	4
1.20	“KLA”	4
1.21	“Normal Termination”	4
1.22	“Outside Director”	4
1.23	“Participant”	4
1.24	“Participating Employer”	4
1.25	“Performance Period”	4
1.26	“Plan”	4
1.27	“Plan Year”	4
1.28	“Prior Plans”	4
1.29	“Prior Plan Company Contribution”	5
1.30	“Separation from Service”	5
1.31	“Specified Employee”	5
1.32	“Supplemental Executive Benefits”	5
1.33	“Tencor”	5
1.34	“Trust”	5
1.35	“Trust Agreement”	5
1.36	“Trustee”	6
1.37	“Year of Service”	6

ARTICLE II	ELIGIBILITY	6
2.1	Eligible Persons	6
2.2	Continuation of Participation	6

i

Exhibit 10.42

2.3	Resumption of Participation Following Separation from Service	7
2.4	Cessation or Resumption of Participation Following a Change in Status	7

ARTICLE III	SALARY, COMMISSION AND BONUS REDUCTION CONTRIBUTIONS; COMPANY CONTRIBUTIONS	7
3.1	Salary and Commission Deferrals	7
3.2	Bonus Deferrals	9
3.3	Requirements for Deferral Elections	10
3.4	Limitations on Deferrals	11
3.5	Deferral Election Subaccounts.	12
3.6	Subsequent Distribution.	12
3.7	Company Contributions.	12

ARTICLE IV	CREDITED INVESTMENT RETURN (LOSS) ON DEFERRAL ACCOUNTS	12
4.1	Accounts	12
4.2	Credited Investment Return (Loss)	12
4.3	Deemed Investment Options	12

ARTICLE V	DISTRIBUTION OF PRE-2005 DEFERRED ACCOUNT	13
5.1	Distribution of Benefits upon Normal Termination	13
5.2	Distribution of Benefits upon Early Termination	13
5.3	Election of Form of Benefit Payment	14
5.4	Payment to Beneficiary	14
5.5	Early Withdrawals	14
5.6	Automatic Lump-Sum Distribution for Accounts below $25,000	15
5.7	Valuation	15
5.8	Tax Withholding	16
5.9	Outside Directors	16

ARTICLE VI	DISTRIBUTION OF 2005-2007 DEFERRED ACCOUNT	16
6.1	Special Distribution Election	16
6.2	Commencement Date	16
6.3	Method of Distribution	17
6.4	Continuing Elections	17
6.5	Tax Withholding	17

ARTICLE VII	DISTRIBUTION OF POST-2007 DEFERRAL ELECTION SUBACCOUNTS	17
7.1	Normal Distribution	18
7.2	Tax Withholding	18
7.3	Special Distribution Election	18

Exhibit 10.42

ARTICLE VIII	PROVISIONS APPLICABLE TO 2005-2007 DEFERRED ACCOUNTS AND POST-2007 DEFERRAL ELECTION SUBACCOUNTS	18
8.1	Extended Deferral Election	18
8.2	Distribution Commencement Date	19
8.3	Hardship Withdrawal	19
8.4	Death Before Full Distribution	19
8.5	Valuation	19
8.6	Small Account Balances	20
8.7	Mandatory Deferral of Distribution	20

ARTICLE IX	BENEFICIARIES	20
9.1	Designation of Beneficiary	20
9.2	No Designated Beneficiary	20

ARTICLE X	OBLIGATION TO PAY SUPPLEMENTAL EXECUTIVE BENEFITS	21
10.1	Benefits Paid From Trust	21
10.2	Trustee Investment Discretion	21
10.3	No Secured Interest	21

ARTICLE XI	ADMINISTRATION	21
11.1	Administration of the Plan	21
11.2	Indemnification	21

ARTICLE XII	MISCELLANEOUS	22
12.1	No Employment Right	22
12.2	Amendment/Termination	22
12.3	Applicable Law	23
12.4	Satisfaction of Claims	23
12.5	Alienation of Benefits	23
12.6	Expenses	24
12.7	Successors and Assigns	24
12.8	Reimbursement of Costs	24
12.9	Arbitration	24
12.10	Entire Agreement	24

ARTICLE XIII	BENEFIT CLAIMS	25
13.1	Claims Procedure	25
13.2	Denial of Benefits	25
13.3	Review	25
13.4	Denial of Appeal	26

Exhibit 10.42

APPENDIX I

SCHEDULE I

KLA-TENCOR EXECUTIVE DEFERRED SAVINGS PLAN
AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 7, 2012
This KLA-Tencor Executive Deferred Savings Plan was originally adopted effective October 1, 1997 to amend, restate and consolidate in their entirety the KLA Instruments Corporation Supplemental Executive Benefit Plan and the Tencor Instruments Amended and Restated Deferral Plan. The Plan was previously amended and restated, effective January 1, 2009, to conform the provisions of the Plan to the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder and thereby bring the Plan into documentary compliance with those requirements. The Plan as so amended and restated has continued (and shall continue) to function solely as a so-called “top hat” plan of deferred compensation subject to the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such a plan. The Plan was previously amended and restated, effective February 8, 2012, to clarify certain powers of the Committee. The Plan is now hereby amended and restated, effective November 7, 2012, to clarify procedures in effect for the interaction between the Plan and the KLA-Tencor 401(k) Plan.
ARTICLE I
DEFINITIONS
Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:
1.1    “Account” shall mean the following accounts maintained for each Participant on the books and records of the Participating Employer to which there shall be credited the items of compensation deferred by such Participant under the Plan:
(a)    The Pre-2005 Deferred Account to which there shall be credited the following items of compensation which were deferred and vested under the Plan as of December 31, 2004: the Participant’s Deferral Amounts pursuant to Article III, any Company Contributions and any Prior Plan Company Contributions. Such account shall be subject to adjustment from time to time to reflect the Credited Investment Return (Loss) determined under Article IV, any distributions made to Participant and any charges which may be imposed on such account pursuant to the terms of the Plan.
(b)    The 2005-2007 Deferred Account to which there shall be credited the following items of compensation which were deferred under the Plan after December 31, 2004 but prior to January 1, 2008 or which were deferred under the Plan prior to January 1, 2005 but were not vested as of December 31, 2004: the Participant’s Deferral Amounts pursuant to Article III and any Company Contributions. Such account shall be subject to adjustment from time to time to reflect the Credited Investment Return (Loss) determined under Article IV, any distributions made to Participant and any charges which may be imposed on such account pursuant to the terms of the Plan.

(c)    The Post-2007 Plan Year Account which will be divided into a series of Deferral Election subaccounts (each, a “Subaccount”), one for each post-2007 Plan Year in which the Participant defers one or more of the following items of compensation earned for services rendered the Participating Employers after December 31, 2007: the Participant’s Salary and Commission Deferral Amounts pursuant to Article III, any Bonuses attributable to Performance Periods commencing after December 31, 2007 and any Company Contributions.
Each Account or Subaccount shall be subject to adjustment from time to time to reflect the Credited Investment Return (Loss) determined for that Account or Subaccount pursuant to Article IV, any distributions made to the Participant from that Account or Subaccount and any charges which may be imposed on such Account or Subaccount pursuant to the terms of the Plan.
1.2    “Affiliated Company” shall mean (i) the Company and (ii) each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder.
1.3    “Beneficiary” means any of the persons, trusts or other entities which a Participant shall, in his or her most recent written form of beneficiary designation filed with the Company, have designated as a beneficiary to receive benefits which may become payable hereunder following Participant’s death, as provided under Articles V and VIII.
1.4    “Board of Directors” or “Board” means the Company’s Board of Directors.
1.5    “Bonus” means the annual, semi-annual or quarterly bonus which the Participant may earn based on the attainment of performance objectives established for a designated Performance Period.
1.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.7    “Committee” means an independent committee of two or more individuals appointed by the Board to administer this Plan, including the selection of Participants, the administration of the Deferral Election process and the designation of the available investment funds, and to take such other actions as may be specified herein.
1.8    “Company” means KLA-Tencor Corporation, a Delaware corporation, and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.
1.9    “Company Contribution” means a contribution made on behalf of a Participant by the Company pursuant to Section 3.7 hereof.
1.10    “Credited Investment Return (Loss)” means the notional investment return credited to the Participant’s Accounts or Deferral Election Subaccounts pursuant to Article IV.
1.11    “Deferral Amount” means the Salary and/or Commission Deferral Amount and the Bonus Deferral Amount which the Participant elects to contribute for Supplemental Executive Benefits pursuant to the Plan. For Participants who are non-employee Board members, the Deferral

Amount means the retainer and meeting fees earned for service as a Board member or a member of one or more Board committees which the Participant elects to contribute for Supplemental Executive Benefits pursuant to the Plan.
1.12    “Deferral Election” means the irrevocable election filed by the Participant under Article III pursuant to which a portion of his or her salary, commissions and Bonus for each Plan Year is to be deferred under the Plan.
1.13    “Early Termination” means, with respect to any Pre-2005 Deferred Account, the Participant’s termination of Employee status other than pursuant to a Normal Termination.
1.14    “Effective Date” means, for this Amendment and Restatement, November 7, 2012.
1.15    “Eligible Employee” means any Employee who is either a highly compensated employee of his or her Participating Employer or part of its management personnel, as determined pursuant to guidelines established from time to time by the Committee. In no event shall any of the following individuals be deemed to be Eligible Employees:
(i)    an Employee who is not on the United States payroll of a Participating Employer,

(ii)    any individual classified as an independent contractor or consultant or as a temporary employee, or

(iii)    any individual who has ceased Employee status or otherwise incurred a Separation from Service.

1.16    “Employee” means any person in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. An individual shall be deemed to continue in Employee status for so long as he or she continues in the employee of at least one member of the Employer Group.
1.17    “Employer Group” means (i) the Company and (ii) each of the other members of the controlled group that includes the Company, as determined in accordance with Sections 414(b) and (c) of the Code, except that (A) in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and (B) in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.
1.18    “Extended Deferral Election” shall mean a Participant’s election, made in accordance with the terms and conditions of Section 8.1 of the Plan, to defer the distribution of any of his or her Post-2004 Accounts or Deferral Election Subaccounts for an additional period of at least five (5) years measured from the date or event on which that particular Account or Subaccount would otherwise first become due and payable under the Plan in the absence of such election.
1.19    “Hardship” means an “unforeseeable emergency,” as defined in Section 1.409A-3(i)(3)(i) of the Treasury Regulations (as it may be amended from time to time), the text of which (as of the Effective Date) is set forth in Appendix I attached hereto.
1.20    “KLA” means KLA Instruments Corporation or any of its subsidiaries.
1.21     “Normal Termination” means, with respect to any Pre-2005 Deferred Account, the Participant’s termination of Employee status on or after (i) the attainment of age fifty-five (55) and the completion of at least five (5) Years of Service or (ii) the completion of at least fifteen (15) Years of Service and means, with respect to any other Account or Subaccount, the Participant’s Separation from Service on or after the attainment of age fifty-five (55) and the completion of at least five (5) Years of Service.
1.22    “Outside Director” means any member of the Board of Directors who is not an Employee.
1.23    “Participant” means (i) an Eligible Employee selected for participation in the Plan in accordance with the provisions of Section 2.1 or (ii) any Outside Director electing to participate in the Plan.
1.24    “Participating Employer” means, with respect to each Participant, the Affiliated Company employing that individual which has adopted the Plan as a deferred compensation program for one or more of its Employees. The Participating Employers for the 2007 Plan Year and as of the Effective Date are set forth in attached Schedule I. Any additional Affiliated Companies which may from time to time become Participating Employers shall be listed in revised Schedule I.
1.25    “Performance Period” means, with respect to any annual, semi-annual or quarterly Bonus that is tied to the attainment of performance objectives, the period over which those performance objectives are to be measured for purposes of determining the amount of such Bonus (if any) to be earned by the Participant for service during that period. Accordingly, the Performance Period may be coincident with the Company’s fiscal year or with one or more semi-annual or quarterly periods within such fiscal year.
1.26    “Plan” means this KLA-Tencor Executive Deferred Savings Plan, as it may be amended from time to time.
1.27    “Plan Year” means, effective January 1, 2005, the 12-month period coincidental with each calendar year.
1.28    “Prior Plans” means the KLA Instruments Corporation Supplemental Executive Benefit Plan and the Tencor Instruments Amended and Restated Deferral Plan.

1.29    “Prior Plan Company Contribution” means the amount, if any, which the Company contributed on behalf of Participants for Supplemental Executive Benefits under the Prior Plans. Any Prior Plan Company Contributions that were credited to Participant Accounts as of October 1, 1997 and had not already been forfeited as of such date became 100% vested on that date.
1.30    “Separation from Service” means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
1.31    “Specified Employee” means any individual who is, at any time during the twelve (12)-month period ending with the identification date specified below, a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A. The Specified Employees shall be identified by the Committee as of December 31 of each Plan Year and shall have that status for the twelve (12)-month period beginning on the April 1 subsequent to such determination by the Committee.
1.32     “Supplemental Executive Benefits” means the benefits payable to the Participant and/or his or her Beneficiary under this Plan.
1.33    “Tencor” means Tencor Instruments or any of its subsidiaries.
1.34    “Trust” means the legal entity created by the Trust Agreement.
1.35    “Trust Agreement” means that trust agreement entered into between the Company and Wells Fargo Bank.

1.36    “Trustee” means the original Trustee(s) named in the Trust Agreement and any duly appointed successor or successors thereto.
1.37    “Year of Service” means each twelve (12) consecutive month period of Employee service measured from the date on which the Participant initially became a Company, KLA or Tencor employee, and successive anniversaries thereof, during which the Participant continues in Employee status, including leaves of absence approved by the Company or other member of the Employer Group. Should the Participant cease Employee status and then return to such status, the following break in service provisions shall be in effect:
(i)    The period of Employee service following such break shall be measured from the date of the Participant’s return and shall be aggregated with the period of Employee service he or she rendered prior to the break to determine his or her total Years of Service.
(ii)    The Participant shall not receive any Year of Service credit for the period of the break in service if the break is of a duration of twelve (12) months or more.

ARTICLE II
ELIGIBILITY
2.1    Eligible Persons. The Committee shall have absolute discretion in selecting the Eligible Employees who are to participate in the Plan for each Plan Year. An Eligible Employee selected for participation for any Plan Year must, in order to participate in the Plan for that year, file his or her Deferral Election on or before the last day of the immediately preceding Plan Year. However, an Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies will have until the thirtieth (30th) day following the date he or she is so selected in which to file his or her Deferral Election for that Plan Year. Individuals who are selected for participation in the Plan shall be promptly notified by the Company of their eligibility to participate in the Plan. Outside Directors shall automatically be eligible to participate in the Plan and must make their Deferral Elections in accordance with the same requirements set forth above for Employee Participants. Notwithstanding the foregoing, Participants receiving benefits pursuant to the Executive Severance Plan, the 2010 Executive Severance Plan, the Employee Level E08 and Below Severance Benefits Plan, or the Employee Director Level and Above Severance Benefits Plan are not eligible to participate in the Plan and are deemed to have ceased Employee status for Plan purposes.
2.2    Continuation of Participation. Every Eligible Employee who becomes a Participant may continue to file Deferral Elections under the Plan for one or more subsequent Plan Years until the earliest of (i) his or her exclusion from the Plan upon written notice from the Committee, (ii) his or her cessation of Eligible Employee status or (iii) the termination of the Plan. The Committee shall have complete discretion to exclude one or more Eligible Employees from Participant status for one or more Plan Years as the Committee deems appropriate. However, no such exclusion authorized by the Committee shall become effective until the first day of the first

Plan Year coincident with or next following the date of the Committee’s determination to exclude the individual from such participation. If any Eligible Employee is excluded from Participant status for one or more Plan Years, then such individual shall not be entitled to defer any part of his or her salary, Bonus or commissions for those Plan Years.
2.3    Resumption of Participation Following Separation from Service. If a Participant ceases to be an Eligible Employee or an Outside Director due to a Separation from Service and thereafter returns to service with the Company or any other Participating Employer, such individual will again become a Participant as of the first day the first Plan Year coincident with or next following the date on which he or she resumes Eligible Employee or Outside Director status, provided such individual files a timely a Deferral Election under Article III with respect to that Plan Year. However, a Participant who returns to Eligible Employee or Outside Director status after a Separation from Service of more than twenty-four (24) months during which he or she was not eligible to defer any compensation under this Plan or any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies shall, upon resumption of such service, be permitted to make a Deferral Election under Article III in accordance with the requirements applicable to a newly-selected Participant. Notwithstanding the foregoing provisions of this Section 2.3, no returning Eligible Employee shall be eligible to participate in the Plan if the Committee determines to exclude such individual from participation on or before his or her resumption of service.
2.4    Cessation or Resumption of Participation Following a Change in Status. If any Participant continues in the service of the Employer Group but ceases to be an Eligible Employee or Outside Director, the individual will continue to be a Participant until the entire amount of his or her Accounts distributed. However, the individual will not be entitled to make any Deferral Elections with respect to compensation earned for the period that he or she is not an Eligible Employee or Outside Director. In the event that the individual subsequently resumes Eligible Employee or Outside Director status, he or she will again become a Participant as of the first day the first Plan Year coincident with or next following the date of his or her resumption of Eligible Employee or Outside Director status, provided such individual timely files a Deferral Election under Article III with respect to that Plan Year. However, an Eligible Employee shall not be eligible to participate in the Plan upon his or her resumption of Eligible Employee status if the Committee determines to exclude such individual from participation on or before such resumption of Eligible Employee status.
ARTICLE III
SALARY, COMMISSION AND BONUS REDUCTION
CONTRIBUTIONS; COMPANY CONTRIBUTIONS
3.1    Salary and Commission Deferrals.
(a)    Each Employee Participant shall have the right to file a Deferral Election to defer a portion of the salary and/or commissions earned by such Participant for service as an Employee during the Plan Year for which the Deferral Election is made. Each Deferral Election must be made by a written or electronic notice filed with the Committee or its designate in which the Participant shall indicate the percentage (up to one hundred percent (100%)) of the salary and/

or commissions to be deferred. The notice must be filed on or before the last day of the calendar year immediately preceding the start of the Plan Year for which the salary and/or commissions subject to that election are to be earned. However, an Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies must file his or her initial Deferral Election no later than thirty (30) days after the date he or she is so selected. Such Deferral Election shall only be effective for salary and/or commissions attributable to Employee service for the period commencing with the first day of the first calendar month next following the filing of such Deferral Election and ending with the close of such Plan Year.
(b)    For purposes of determining the compensation which may be deferred pursuant to a Deferral Election under Section 3.1(a), the following provisions shall be in effect:
(i)    The term “salary” shall mean the Participant’s base salary, and the term “commissions” shall mean the Participant’s sales commissions.
(ii)    For any Deferral Election made with respect to commissions, the commissions will be deemed to be earned as a result of the Participant’s service in the Plan Year in which the customer payments relating to the sales generating those particular commissions are made to the Participating Employer. Accordingly, such commissions shall only be deferred under the Plan to the extent the Participant has a Deferral Election covering commissions for that Plan Year.
(iii)    For purposes of any Deferral Election made by an Outside Director, salary shall mean the compensation payable to the Outside Director for service as a member of the Board and any Board committee and/or for attendance at meetings of the Board or any Board committee on which such Outside Director serves.
(c)    The salary and commissions deferred for each Plan Year shall be designated the “Salary and Commission Deferral Amount” for that Plan Year. The Salary and Commission Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s salary and/or commissions, and an amount equal to the Salary and Commission Deferral Amount shall be credited to the Participant’s Deferral Election Subaccount for the Plan Year within ten (10) business days following the date on which such deferred amount would otherwise have been paid to the Participant in the absence of the Deferral Election. The same procedure shall be utilized for crediting any fees which an Outside Director elects to defer under the Plan, except that the deferred fees shall be credited to his or her Deferral Election Subaccount within thirty (30) business days following the date on which those deferred fees would otherwise have been paid to the Outside Director in the absence of the Deferral Election.
(d)    The Deferral Election for a particular Plan Year shall become irrevocable as of the first day of that Plan Year (or any later day the Deferral Election for such Plan Year may be filed under Section 3.1(a) by a newly-eligible Participant), and no subsequent changes may be made to that Deferral Election once it becomes irrevocable.

3.2    Bonus Deferrals.
(a)    The Committee shall determine the Bonuses eligible for deferral under the Plan. Each Employee Participant shall have the right to file a separate Deferral Election to defer a portion of each eligible Bonus earned by such Participant for any Performance Period commencing in the Plan Year for which the Deferral Election is made. Each Deferral Election must be made by a written or electronic notice filed with the Committee or its designate in which the Participant shall indicate the percentage (up to one hundred percent (100%)) of the Bonus to be deferred. The notice must be filed on or before the last day of the Plan Year immediately preceding the Plan Year in which the Performance Period for the Bonus subject to that election is to commence. However, the following special rules shall be in effect for any Deferral Elections with respect to such Bonuses:
(iv)    The Committee may allow a Deferral Election with respect to a Bonus which is based on a Performance Period of twelve (12) months or more and which qualifies as performance-based compensation in accordance with the standards and requirements set forth in Section 1.409A-1(e) of the Treasury Regulations to be made by a Participant after the start of the Performance Period to which that Bonus pertains but not later than by a designated date that is at least six (6) months prior to the end of that Performance Period; provided, however, that such Participant otherwise satisfies the applicable service requirements of Section 1.409A-2(a)(8) of the Treasury Regulations. Accordingly, for a Performance Period coincidental with the Company’s July 1 to June 30 fiscal year, the Committee may, in accordance with the foregoing, allow a Deferral Election with respect to any performance-based Bonus earned over that period to be made not later than December 31 of the calendar year immediately preceding the calendar year in which that Performance Period will end.
(v)    An Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies must, with respect to any Bonus to be covered by his or her initial Deferral Election, file that election no later than thirty (30) days after the date he or she is so selected. Such Deferral Election shall only be effective for the portion of such Bonus determined by multiplying the dollar amount of such Bonus by a fraction, the numerator of which is the number of days remaining in the Performance Period applicable to that Bonus following the close of the calendar month in which the Participant’s Deferral Election as to such Bonus is filed and the denominator of which is the total number of days in that Performance Period; provided, however, that in the event any such Bonus qualifies as performance-based compensation, then the provisions of subparagraph (i) shall also be applicable in determining the amount of such Bonus that may be deferred.
(b)    The amount of the Bonus or Bonuses deferred for each Plan Year shall be designated the “Bonus Deferral Amount” for that Plan Year. The Bonus Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s Bonus or Bonuses subject to the Deferral Election, and an amount equal to the Bonus Deferral Amount shall be credited to the Participant’s Deferral Election Subaccount within ten (10) business days following the date on which such deferred amount would otherwise have been paid to the Participant in the absence of the Deferral Election.
(c)    The Deferral Election shall become irrevocable as of the first day of the Plan Year to which that election relates (or any later day the Deferral Election for such Bonus may be filed pursuant to the special provisions of Section 3.2(a)), and no subsequent changes may be made to that Deferral Election once it becomes irrevocable.
3.3    Requirements for Deferral Elections. The following requirements shall be in effect for each Deferral Election filed by a Participant for a Plan Year beginning after December 31, 2007 or a Fiscal Year beginning after June 30, 2007:
(a)    The percentage of compensation which a Participant may elect to defer each Plan Year or Fiscal Year pursuant to his or her Deferral Election must comply with the following guidelines:
(i)    To the extent the Participant’s salary or commissions are the subject of the Deferral Election, the amount to be deferred pursuant to such election may be any multiple of one percent (1%) of the portion of such salary and commissions eligible for deferral for such Plan Year, but not less than five percent (5%) of such compensation.
(ii)    To the extent the Participant’s Bonus is the subject of the Deferral Election, the amount to be deferred pursuant to such election must be a multiple of five percent (5%), up to one hundred percent (100%) of the portion of such bonus eligible for deferral for such Plan Year or Fiscal Year.

(b)    The Participant must also specify in the Deferral Election the date or event for the commencement of the distribution of the Deferral Election Subaccount attributable to that election. The following commencement dates or events shall be permissible:
-    a date within the first sixty (60) days of any calendar year which is at least two (2) calendar years after the calendar year to which such Deferral Election relates,
-    the Participant’s Separation from Service, or
-    the earlier of (i) a date within the first sixty (60) days of any calendar year which is at least two (2) calendar years after the calendar year to which the Deferral Election relates or (ii) the Participant’s Separation from Service.
(c)    The Participant shall also specify in the Deferral Election the manner in which the Deferral Election Subaccount attributable to that election shall be distributed. The following methods of distribution shall be permissible for a distribution tied to a specified date:
-    lump sum payment, or

-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a five (5)-year term.
The following methods of distribution shall be permissible for a distribution tied to a Separation from Service:
-    lump sum payment,
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a five (5)-year term, or
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a ten (10)-year term, provided, however, that any election of such a ten (10)-year payment stream shall only be effective if the Participant’s Separation from Service is due to a Normal Termination; otherwise, such election shall automatically revert to a five (5)-year term.
For purposes of Section 8.1, an installment distribution shall be treated as a single aggregate payment, and not as a series of individual installment payments.
3.4    Limitations on Deferrals. In applying the Participant’s Deferral Election to the salary, commissions or bonuses subject to that election, the percentage of such compensation to be deferred shall be determined based upon the Participant’s gross compensation. Any payroll deductions to be made from the Participant’s compensation for purposes of the Company’s Employee Stock Purchase Plan (“ESPP”) shall be calculated on the basis of the Executive’s gross compensation prior to reduction for his or her Deferral Elections under the Plan. However, prior to the start of the Plan Year for which the Deferral Election is to be in effect, the amount of the Participant’s compensation available for deferral hereunder shall be calculated by reducing the Participant’s gross compensation by (a) the amount necessary to satisfy all federal, state and local income, employment and other payroll taxes (including FICA taxes) required to be withheld with respect to such items of compensation, (b) amounts deducted with respect to the Participant’s elections regarding employee health and welfare benefits and (c) the amount of payroll deductions elected by the Participant in connection with the Company’s ESPP (such reduced amount, the “Available Deferral Amount”). If those reductions would result in gross compensation less than the dollar amount of compensation requested to be deferred pursuant to Participant’s Deferral Election for that Plan Year, then the actual dollar amount of compensation to be deferred pursuant to such Participant’s Deferral Election shall be reduced, effective with the start of that Plan Year, to be equal to the Available Deferral Amount. In no event, however, may the Participant change the rate of payroll deduction in effect for him or her under the ESPP for a particular Plan Year at any time after the start of that Plan Year, if such change would otherwise affect the amount of compensation to be deferred under this Plan pursuant to his or her Deferral Election in effect for that Plan Year. Any changes to the Participant’s elections regarding health and welfare benefits to be made after the start of the Plan Year for which his or her Deferral Election is in effect shall be effected in accordance with the requirements of Sections 1.409A-2(a)(10) and 1.409A-3(j)(6) of the Treasury Regulations. Any salary deferral elections made by the Participant under the Company’s 401(k) Plan shall be calculated on the basis of the Executive’s compensation after reduction for his or her Deferral Elections under the Plan.
3.5    Deferral Election Subaccounts. A separate Deferral Election Subaccount shall be established for each Plan Year for which the Participant defers a portion of his or her eligible compensation under the Plan. The Participant shall at all times be fully vested in the balance credited to each of his or her Deferral Election Subaccounts.
3.6    Subsequent Distribution. Each of the Participant’s Deferral Election Subaccounts shall be distributed in accordance with the provisions of Articles VII and VIII of the Plan.
3.7    Company Contributions. The Company may, in its sole discretion, make a Company Contribution to an Account or Subaccount on behalf of a Participant, subject to such vesting and distribution conditions and limitations as the Company, in its sole discretion, shall impose at the time such contribution is made.

ARTICLE IV
CREDITED INVESTMENT RETURN (LOSS) ON DEFERRAL ACCOUNTS
4.1    Accounts. One or more Accounts and Subaccounts shall be established and maintained for each Participant in accordance with the provisions of Section 1.1. Each Account or Subaccount shall be charged with any distributions made therefrom pursuant to the Plan and any charges imposed thereon pursuant to the terms of the Plan. In addition, any Pre-2005 Deferred Account established for a Participant was credited, as of October 1, 1997, with the ending balance (if any) accrued by that Participant under the Prior Plans.
4.2    Credited Investment Return (Loss).
(d)    Each of the Participant’s Accounts and Subaccounts shall be credited at least monthly with the Credited Investment Return (Loss) attributable to the balance credited to that Account or Subaccount. The Credited Investment Return (Loss) is the amount which the balance credited to the Account or Subaccount would have earned if that balance had in fact been invested in the Deemed Investment Options in accordance with the Participant’s Investment Elections.
(e)    The Committee shall, from time to time, designate the investment options available to Participants for the deemed investment of their Accounts or Subaccounts under the Plan (the “Deemed Investment Options”). The Committee shall specify the particular funds which shall constitute the Deemed Investment Options and may, in its sole discretion, change or add to the Deemed Investment Options; provided, however, that the Committee shall notify the Participants of any such change prior to the effective date thereof.
4.3    Deemed Investment Options. Each Participant may select among the Deemed Investment Options and specify the manner in which his or her Accounts and Subaccounts shall be deemed to be invested (the “Investment Election”) for purposes of determining the Credited Investment Return (Loss) on those Accounts and Subaccounts. The Committee shall establish and communicate the rules, procedures and deadlines for making and changing such Investment Elections. Each Participant may continue to make such Investment Election for so long as he or she has an outstanding balance credited to an Account or Subaccount, whether or not such Participant is in Employee status or active Participant status at the time.
ARTICLE V
DISTRIBUTION OF PRE-2005 DEFERRED ACCOUNT
The provisions of this Article V shall apply solely to the Participant’s Pre-2005 Deferred Account for so long as that account remains exempt from the requirements of Code Section 409A by reason of the applicable effective date of those requirements.
5.1    Distribution of Benefits upon Normal Termination. The following provisions shall govern the distribution to be made with respect to a Participant who ceases Employee status through a Normal Termination:
(f)    Unless the Participant otherwise elects pursuant to Section 5.1(b), the amount credited to his or her Pre-2005 Deferred Account shall be paid in sixty (60) substantially equal quarterly installments (subject to ongoing Credited Investment Returns (Losses)), with the first installment to be paid as soon as practicable following the first day of first calendar quarter following such Normal Termination.
(g)    If the Participant has filed an appropriate distribution election with the Committee at least one (1) year prior to his or her Normal Termination, then the amount of his or her Pre-2005 Deferred Account shall be distributed in one of the following methods as the Participant may specify in that election:
(i)    a single lump sum payment;
(ii)    twenty (20) substantially equal (subject to ongoing Credited Investment Returns (Losses)) quarterly installments; or
(iii)    forty (40) substantially equal (subject to ongoing Credited Investment Returns (Losses)) quarterly installments.
The applicable distribution shall commence as soon as practicable following the first day of the first calendar quarter following such Normal Termination.
5.2    Distribution of Benefits upon Early Termination. The following provisions shall govern the distribution to be made with respect to a Participant who ceases Employee status through an Early Termination:
(a)    Unless the Participant otherwise elects a different form of distribution in accordance the requirements and limitations of Section 5.2(b) or 5.2(c), the amount credited to his or her Pre-2005 Deferred Account shall be distributed to the Participant in a single lump sum payment within a reasonable amount of time after such Early Termination event.

(b)    If the Participant with an Early Termination has more than five (5) Years of Service, then he or she may file a distribution election at least one (1) year prior to the date of such Early Termination to have the amount credited to his or her Pre-2005 Deferred Account, to the extent vested, distributed in twenty (20) substantially equal quarterly installments (subject to ongoing Credited Investment Returns (Losses)). The elected distribution shall commence as soon as reasonably practicable following the Early Termination event. Such election, however, shall not be effective if the date of the Participant’s Early Termination occurs within one (1) year after the filing date of that election.
(c)    If the Participant with an Early Termination has at least ten (10) Years of Service, then he or she may file a distribution election at least one (1) year prior to the date of such Early Termination to have the amount credited to his or her Pre-2005 Deferred Account, to the extent vested, distributed in either twenty (20) or forty (40) substantially equal quarterly installments (subject to ongoing Credited Investment Returns (Losses)). The elected distribution shall commence as soon as reasonably practicable following the Early Termination event. Such election, however, shall not be effective if the date of the Participant’s Early Termination occurs within one (1) year after the filing date of that election.
5.3    Election of Form of Benefit Payment. The Participant may file a distribution election permitted under Section 5.1 or 5.2 above with the Committee or its designate at any time which is more than one (1) year prior to the applicable Normal Termination or Early Termination date and may revoke or change such election at any time or times which is more than one (1) year prior to the then applicable Normal Termination or Early Termination date. Any distribution election which is filed within one (1) year of the applicable Normal Termination or Early Termination date shall be void and without effect, and the most recently effective distribution election shall control instead.
5.4    Payment to Beneficiary. In the event the Participant dies after installment payments have begun but before all of the installments are paid, the undistributed installments shall be paid to his or her Beneficiary as they become due.
5.5    Early Withdrawals.
(a)    Notwithstanding any other provision of this Plan, the Participant may, upon thirty (30) days prior written notice, withdraw up to ninety-two percent (92%) of the balance credited to his or her Pre-2005 Deferred Account determined at the time of such withdrawal. Upon such withdrawal, eight percent (8%) of the amount requested from the Participant’s Pre-2005 Deferred Account shall be forfeited, and the Participant shall have no further right thereto. The Participant shall be prohibited from making any compensation deferrals pursuant to this Plan for the Plan Year immediately following the Plan Year in which such withdrawal occurs and for a subsequent period of months equal to the number of months (rounded to the next whole month) that elapse between the date on which such withdrawal is effected and the last day of the Plan Year in which that withdrawal occurs. The Participant may only make a maximum of two (2) early withdrawals pursuant to this Section 5.5(a).

(b)    Notwithstanding any other provision of this Plan, the Participant may request to withdraw any or all of the balance credited to his or her Pre-2005 Deferred Account in the event of a Hardship. The Committee shall, in its sole discretion, determine whether or not to approve such a withdrawal request. The Participant shall be required to demonstrate to the Committee’s satisfaction that the financial burden imposed by the Hardship cannot reasonably be satisfied out of his or her other financial resources. Withdrawals pursuant to a Hardship request shall only be permitted, if at all, to the extent reasonably required to satisfy the Participant’s need.
(c)    Notwithstanding any other provision of this Plan, a Participant may schedule an in-service distribution of any portion of the balance credited to his or her Pre-2005 Deferred Account by submitting a distribution election form (or by scheduling an in-service distribution in his or her initial enrollment election) to the Committee at least two (2) years prior to the desired distribution date. Such distribution shall be paid in a lump-sum; provided, however, that if (i) the Participant elects such form of distribution on the distribution election or initial enrollment form and (ii) the distribution commences after five (5) or more Years of Service with the Company, the distribution shall be made in twenty (20) equal quarterly installments, payable on the first day of each calendar quarter. Any Credited Investment Return (Loss) with respect to the portion of the Participant’s Pre-2005 Deferred Account scheduled for an in-service installment distribution that is to be credited on and after the date of the initial in-service distribution shall be credited to the remaining portion of the Participant’s Pre-2005 Deferred Account. The Participant may postpone a scheduled in-service distribution date by submitting a new distribution election form to the Committee at least one (1) year prior to the otherwise scheduled in-service distribution date. Any in-service distribution election form which is filed within one (1) year of the scheduled in-service distribution date shall be void and without effect. Once an in-service installment distribution commences, such distribution shall continue over the applicable installment period, whether or not the Participant continues in Employee status. However, if the Participant has an Early Termination or a Normal Termination prior to the first scheduled in-service distribution, then his or her in-service distribution election shall become void and without effect, and the distribution provisions relating to such Participant’s Early Termination or Normal Termination, as applicable, shall control the distribution of the Participant’s Pre-2005 Deferred Account.
5.6    Automatic Lump-Sum Distribution for Accounts below $25,000. Notwithstanding any other provisions of this Plan or the provisions of a Participant’s distribution election with respect to his or her Pre-2005 Deferred Account, in the event such Participant has less than twenty-five thousand dollars ($25,000) credited to his or her Pre-2005 Deferred Account as of the date of his or her cessation of Employee status, then 100% of that Account shall be distributed to him or her in a single lump-sum payment within a reasonable amount of time following the date of such cessation of Employee status.
5.7    Valuation. The amount to be distributed from the Participant’s Pre-2005 Deferred Account shall be determined on the basis of the balance credited to that Account as of the most recent practicable valuation date (as determined by the Committee or its designate) preceding the date of the actual distribution. For a Participant who has elected an installment distribution from his or her Pre-2005 Deferred Account (or any portion thereof), such distribution shall be effected through a series of substantially equal payments (as adjusted for Credited Investment Returns

(Losses)), and the amount of each such installment shall accordingly be determined by dividing the balance credited to that Account (or applicable portion) as of the most recent practicable valuation date (as determined by the Committee) preceding the date of the actual distribution of that installment by the number of installments (including the current installment) remaining in the applicable distribution period.
5.8    Tax Withholding. Each payment made from the Participant’s Pre-2005 Deferred Account shall be subject to the Participating Employer’s collection of all applicable federal, state and local income and employment/payroll taxes, and each payment shall be net of such applicable withholding taxes.
5.9    Outside Directors. As applied to an Outside Director, for all purposes under the Plan, the terms “service,” “employed” and “employment” shall mean the time during which the Outside Director serves on the Board of Directors, and the terms “retirement” and “termination” shall mean the time at which the Outside Director ceases to serve on the Board of Directors.
ARTICLE VI
DISTRIBUTION OF 2005-2007 DEFERRED ACCOUNT
The provisions of this Article VI shall apply solely to the Participant’s 2005-2007 Deferred Account.
6.1    Special Distribution Election. Each Participant may, prior to December 31, 2007, make a new payment election under this Article VI with respect to the commencement date and form of payment to be in effect for his or her 2005-2007 Deferred Account (the “Special Distribution Election”). Any such Special Distribution Election made by the Participant shall constitute a new payment election under Q&A 19(c) of Notice 2005-1, as modified by the Preamble to the proposed Treasury Regulations under Code Section 409A and Notice 2006-79. However, any Special Distribution Election submitted during the 2007 calendar year can only apply to amounts not otherwise payable in that calendar year, and the election may not cause any amount to be paid in the 2007 calendar year that would not otherwise be payable in that year.
6.2    Commencement Date. In the Special Distribution Election, the Participant must specify the date or event for the commencement of the distribution of his or her 2005-2007 Deferred Account. The following commencement dates or events shall be permissible:
-    a date within the first sixty (60) days of any calendar year after the 2008 calendar year,
-    the Participant’s Separation from Service, or
-    the earlier of (i) a date within the first sixty (60) days of any post-2008 calendar year or (ii) the Participant’s Separation from Service.

6.3    Method of Distribution. The Participant must specify in the Special Distribution Election the method by which his or her 2005-2007 Deferred Account shall be distributed. The following methods of distribution shall be permissible for a distribution tied to a specified date:
-    lump sum payment, or
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a five (5)-year term.
The following methods of distribution shall be permissible for a distribution tied to a Separation from Service:
-    lump sum payment,
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a five (5)-year term,
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a ten (10)-year term, or
-    substantially equal quarterly installments (subject to periodic adjustment for Credited Investment Returns (Losses)) over a fifteen (15)-year term; provided, however, that any election of such a fifteen (15)-year payment stream shall only be effective if the Participant’s Separation from Service due to a Normal Termination; otherwise, such election shall automatically revert to a ten (10)-year term.
For purposes of Section 8.1, an installment distribution shall be treated as a single aggregate payment, and not as a series of individual installment payments.
6.4    Continuing Elections. Should the Participant not file a Special Distribution Election on a timely basis in accordance with Section 6.1, then each of the separate distribution elections he or she initially made with respect to the compensation deferred under the Plan for each of the 2005, 2006 and 2007 Plan Years shall continue in full force and effect and may not be subsequently changed except in accordance with the requirements of Section 7.3 or 8.1.
6.5    Tax Withholding. Each payment made from the Participant’s 2005-2007 Deferred Account shall be subject to the Participating Employer’s collection of all applicable federal, state and local income and employment/payroll taxes, and each payment shall be net of such applicable withholding taxes.

ARTICLE VII
DISTRIBUTION OF POST-2007 DEFERRAL ELECTION SUBACCOUNTS
The provisions of this Article VII shall apply to each of the Participant’s Deferral Election Subaccounts attributable to a Plan Year beginning after December 31, 2007 or a Company fiscal year (a “Fiscal Year”) beginning after June 30, 2007.

7.1    Normal Distribution. The Participant’s Deferral Election Subaccount for a particular Plan Year or Fiscal Year shall become due and payable in accordance with the commencement date and method of distribution designated by the Participant in his or her Deferral Election for that Plan Year or Fiscal Year. Such distribution shall begin on the designated commencement date or event as soon as administratively practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which the designated commencement date or event occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the occurrence of such commencement date or event.
7.2     Tax Withholding. Each payment made from a Deferral Election Subaccount shall be subject to the Participating Employer’s collection of all applicable federal, state and local income and employment/payroll taxes, and each payment shall be net of such applicable withholding taxes.
7.3    Special Distribution Election. Notwithstanding the provisions of Sections 3.3, 6.1 and 7.1 of the Plan, each Participant may, prior to December 31, 2008, make a new payment election under this Article VII with respect to the commencement date and form of payment to be in effect for his or her 2005-2007 Deferred Account and/or his or her Deferral Election Subaccount for the 2008 Plan Year (the “2008 Special Distribution Election”). Any such 2008 Special Distribution Election made by the Participant shall constitute a new payment election under Q&A 19(c) of Notice 2005-1, as modified by the Preamble to the proposed Treasury Regulations under Code Section 409A and Notice 2006-79, and shall not be treated as an Extended Deferral Election for purposes of Section 8.1 of the Plan. However, the 2008 Special Distribution Election can only apply to amounts not otherwise payable in that calendar year, and the election may not cause any amount to be paid in the 2008 calendar year that would not otherwise be payable in that year. The 2008 Special Distribution Election must be made on or before December 31, 2008 in order to be effective.

ARTICLE VIII
PROVISIONS APPLICABLE TO 2005-2007 DEFERRED ACCOUNTS AND POST-2007 DEFERRAL ELECTION SUBACCOUNTS
The provisions of this Article VIII shall apply to the Participant’s 2005-2007 Deferred Account and each of his or her Deferral Election Subaccounts attributable to a Plan Year beginning after December 31, 2007. Each such Account or Subaccount shall, for purposes of this Article VIII, be designated a “Post-2004 Account.”
8.1    Extended Deferral Election. A Participant may make an Extended Deferral Election with respect to any Post 2004 Account maintained for him or her under the Plan, provided the Participant remains at the time of such election a highly compensated Employee or member of the management group of a Participating Employer (as determined pursuant to guidelines established by the Committee). The Extended Deferral Election must be made by filing an appropriate election form with the Committee at least twelve (12) months prior to the date the Post-2004 Account subject to such election is scheduled to become payable pursuant to the applicable provisions of Article VI or Article VII, and the Extended Deferral Election for that Account shall in no event become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Committee. The Extended Deferral Election must specify a commencement date in a Plan Year which is at least five (5) Plan Years later than the Plan Year in which the distribution of that Post-2004 Account would have otherwise been made or commenced in the absence of the Extended Deferral Election. As part of the Extended Deferral Election, the Participant may also elect a different method of distribution, provided the selected method complies with one of the forms of distribution permissible for that Account in accordance with the provisions of the Plan. Once the Extended Deferral Election becomes effective in accordance with the foregoing provisions of this Section 8.1, such election shall remain in effect, whether or not the Participant continues in Employee status; provided, however, that in the event of the Participant’s death, the provisions of Section 8.4 shall apply. Notwithstanding anything to the contrary in the foregoing provisions of this Section 8.1, neither the Special Distribution Election under Section 6.1 nor the 2008 Special Distribution Election under Section 7.3 shall be deemed to be an Extended Deferral Election or otherwise be subject to the requirements of this Section 8.1
8.2    Distribution Commencement Date. The distribution of any Post-2004 Account shall be made or commence on the distribution date or event applicable to that Account or as soon thereafter as administratively practicable, but in no event later than the later of (i) the end of the calendar year in which that distribution date or event occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such distribution date or event.
8.3    Hardship Withdrawal. If a Participant incurs a Hardship and does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship) or cancellation of his or her existing Deferral Election(s) under the Plan, to satisfy such financial emergency, then the Participant may apply to the Committee for an immediate distribution from one or more of his or her Post-2004 Accounts in an amount necessary to satisfy such Hardship and the tax liability attributable to such distribution. The Committee shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such Hardship and the tax liability attributable to that distribution. Further, if a Participant makes a hardship withdrawal under the Company’s 401(k) Plan, the Participant will not be eligible to make any Deferral Elections under the Plan for the Plan Year following the Plan Year during which the Participant made such hardship withdrawal under the Company’s 401(k) Plan.
8.4    Death Before Full Distribution. If the Participant dies before the entire aggregate balance of his or her Post-2004 Accounts is distributed, then the unpaid balance shall be paid in a lump sum to his or her designated Beneficiary under the Plan. Such payment shall be made as soon as administratively practical following the Participant’s death, but in no event later than the later of (i) the end of the calendar year in which the Participant’s death occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s death. Should the Participant die without a valid Beneficiary designation in effect or after the death of his or her designated Beneficiary, then any amounts due him or her from his or her Post-2004 Accounts shall be paid to his or her estate.
8.5    Valuation. The amount to be distributed from any Post-2004 Account shall be determined on the basis of the balance credited to that Account as of the most recent practicable valuation date (as determined by the Committee or its designate) preceding the date of the actual distribution. For a Participant who has elected an installment distribution for any Post-2004 Account, such distribution shall be effected through a series of substantially equal payments (as adjusted for Credited Investment Returns (Losses)), and the amount of each such installment shall accordingly be determined by dividing the balance credited to that Account as of the most recent practicable valuation date (as determined by the Committee) preceding the date of the actual distribution of that installment by the number of installments (including the current installment) remaining in the applicable distribution period.
8.6    Small Account Balances. If the aggregate balance of the Participant’s Post-2004 Accounts is not greater than the applicable dollar amount in effect under Code Section 402(g)(1)(B) at the time of the Participant’s Separation from Service (note: as of the Effective Date, such amount is $16,500 and is scheduled to increase to $17,000 effective January 1, 2012) and the Participant is not otherwise at that time participating in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies, then that balance shall be distributed to the Participant in a lump sum distribution as soon as administratively practical following such Separation from Service, whether or not the Participant elected that form of distribution or distribution event, but in no event later than the later of (i) the end of the calendar year in which such Separation from Service occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service.
8.7    Mandatory Deferral of Distribution. Notwithstanding any provision to the contrary in this Article VIII or any other article in the Plan, no distribution which becomes due and payable from any of the Participant’s Post-2004 Accounts by reason of his or her Separation from Service shall be made to such Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of such deferral period, all payments deferred pursuant to this Section 8.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Participant’s Account shall continue to be subject to the investment return provisions of Article IV.
ARTICLE IX
BENEFICIARIES
9.1    Designation of Beneficiary. Executive shall have the right to designate on such form as may be prescribed by the Committee a Beneficiary to receive any Supplemental Executive Benefits due to the Participant’s deferrals of compensation under the Plan which remain unpaid at the time of his or her death. The Participant shall have the right at any time to revoke such designation and to substitute another such Beneficiary.
9.2    No Designated Beneficiary. If, upon the Participant’s death, there is no valid designation of Beneficiary, the Beneficiary shall be the Participant’s estate.

ARTICLE X
OBLIGATION TO PAY SUPPLEMENTAL EXECUTIVE BENEFITS
10.1    Benefits Paid From Trust. All benefits payable to the Participant hereunder shall be paid by the Trustee, to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay the Participant the Supplemental Executive Benefits to which he or she is entitled under this Plan.
10.2    Trustee Investment Discretion. The Deemed Investment Options shall be for the sole purpose of determining the Credited Investment Return (Loss), and neither the Trustee nor the Company shall have any obligation to invest the Participant’s Deferral Amounts in the Deemed Investment Options or in any other investment.
10.3    No Secured Interest. Except as otherwise provided by the Trust Agreement, the assets of the Trust shall be subject to the claims of creditors of the Company, and no Participant or Beneficiary shall have any legal or equitable interest in such assets or policies or any other asset of the Company. The Participant shall be a general unsecured creditor of the Company with respect to the promises of the Company made herein, except as otherwise expressly provided by the Trust Agreement.
ARTICLE XI
ADMINISTRATION
11.1    Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have full power and discretionary authority to administer, construe and interpret the Plan, to establish procedures for administering the Plan, to prescribe forms, and take any and all necessary or desirable actions in connection with the Plan. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons having an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. The power and authority granted to the Committee herein includes (without limitation) the full authority, in the Committee’s sole discretion, to take any action with respect to the Plan or any Participant (including former Participants) that the Committee deems necessary or advisable in order to ensure the compliance of the Plan and each Participant with all applicable laws, rules, regulations, requirements and guidelines. The Committee may appoint a committee or any other agent and delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.
11.2    Indemnification. The Committee and each of its members shall be indemnified by the Company against any and all liabilities incurred by reason of any action taken in good faith pursuant to the provisions of the Plan.

ARTICLE XII
MISCELLANEOUS
12.1    No Employment Right. Neither the action of the Company or the Participating Employer in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Participating Employer or any other Affiliated Company for any period of specific duration, and the Participant may be discharged at any time, with or without cause.
12.2    Amendment/Termination.
(a)    The Committee may at any time amend the provisions of the Plan to any extent and in any manner the Committee may deem advisable, and such amendment shall become effective at the time of such Committee action. Without limiting the generality of the foregoing, the Committee may amend the Plan to impose such restrictions upon (i) the timing, filing and effectiveness of Deferral Elections or Extended Deferral Elections and (ii) the distribution provisions of the Plan which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan. The Committee may also at any time terminate the Plan in whole or in part. Except for (i) such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan or (ii) as otherwise provided in Sections 12.2(b), (c) and (d) below with respect to the distribution of Participant Accounts, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits of Participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Accounts or Deferral Election Subaccounts or otherwise adversely affect the distribution provisions in effect for those Accounts or Subaccounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of the Plan as in effect immediately prior to such amendment or termination.
(b)    Except as otherwise provided in Sections 12.2(c) and (d) below, in the event of a termination of the Plan, the Participant Accounts may, in the Company’s discretion, be distributed within the period beginning twelve (12) months after the date the Plan is terminated and ending twenty-four (24) months after the date of such plan termination, or pursuant to Articles VI, VII and VIII of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company and the other Participating Employers shall also terminate and liquidate all other non-qualified elective account balance deferred compensation plans maintained by them and shall not adopt a new non-qualified elective account balance deferred compensation plan for at least three (3) years after the date the Plan is terminated.
(c)    The Company and the other Participating Employers may terminate the Plan thirty (30) days prior to or within twelve (12) months following a Change of Control and distribute, within the twelve (12)-month period following the termination of the Plan, the Accounts of the Participants affected by such Change in Control If the Plan is terminated and Accounts are distributed, the Company and the other Participating Employers shall also terminate all other non-qualified elective account balance deferred compensation plans sponsored by them in which such Participants participate, and all of the benefits accrued under those terminated plans by such Participants shall be distributed to them within twelve (12) months following the termination of such plans.
(d)    The Company may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participant Accounts are distributed and included in the gross income of the Participants by the later of (i) the Plan Year in which the Plan terminates or (ii) the first Plan Year in which payment of the Accounts is administratively practicable.
(e)     Notwithstanding the foregoing provisions of this Section 12.2 or any other provision in this Plan to the contrary, should the Plan be terminated, then all benefits attributable to the Participant’s Pre-2005 Deferred Account shall be paid pursuant to the provisions of Section 5.2 as if such Participant had voluntarily ceased Employee status on the date of such Plan termination.
(f)    All amounts remaining in the Trust after all benefits have been paid in connection with the termination of the Plan shall revert to the Company.
12.3    Applicable Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and other highly compensated persons, and all rights hereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
12.4    Satisfaction of Claims. Any payment made to a Participant or his or her legal representative or beneficiary in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Committee (or its designate), the Company, the Participating Employer and all other Affiliated Companies, any of whom may require the Participant or his or her legal representative or Beneficiary, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Committee.
12.5    Alienation of Benefits. No person entitled to any benefits under the Plan shall have the right to alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits, and those benefits shall not, to the maximum extent permissible by law, be subject to claim of his or her creditors or liable to attachment, execution or other process of law. Notwithstanding the foregoing, any benefits otherwise due and payable to the Participant shall instead be distributed to one or more third parties (including, without limitation, the Participant’s former spouse) to the extent such distribution is required by a domestic relations order or other order or directive of a court with jurisdiction over the Participant and his or her benefits hereunder, and the Participant shall cease to have any right, interest or entitlement to any benefits to be distributed pursuant to such order or directive.
12.6    Expenses. The Accounts and Subaccounts of each Participant shall be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.
12.7    Successors and Assigns. The obligation of each Participating Employer to make the payments required hereunder shall be binding upon the successors and assigns of that Participating Employer, whether by merger, consolidation, acquisition or other reorganization. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no amendment or termination of the Plan by any such successor or assign shall adversely affect or otherwise impair the rights of Participants to receive benefit payments hereunder, to the extent attributable to amounts deferred prior to the date of such amendment or termination, in accordance with the applicable distribution provisions of the Plan as in effect immediately prior to such amendment or termination.
12.8    Reimbursement of Costs. If the Company, the Participant, any Beneficiary or a successor in interest to any of the foregoing brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be entitled to reimbursed by the other party for the prevailing party’s costs of such legal action, including (without limitation) reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
12.9    Arbitration. Any dispute or claim relating to or arising from the Plan that cannot be resolved within thirty (30) days of the dispute or controversy through good-faith negotiation or non-binding mediation between the Participant and the Company shall be subject to binding arbitration in Santa Clara, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Company and the Participant shall each bear their own respective costs and attorneys’ fees incurred in connection with the arbitration; and the Company shall pay the arbitrator’s fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall issue a written decision that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
12.10    Entire Agreement. This Plan and any applicable deferral election and beneficiary forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among the Participant, the Company and the Participating Employers other than those as set forth or provided for therein.

ARTICLE XIII
BENEFIT CLAIMS
13.1    Claims Procedure. No application is required for the payment of benefits under the Plan. However, if any Participant (or beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Committee, then such individual may file a written claim for benefits with the Committee. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Committee.
13.2    Denial of Benefits. In the event any claim for benefits is denied, in whole or in part, the Committee shall notify the claimant in writing of such denial and of his or her right to a review by the Committee and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.
13.3    Review.
(a)    Any person whose claim for benefits is denied in whole or in part may appeal to the Committee for a full and fair review of the decision by submitting to the Committee, within ninety (90) days after receiving written notice from the Committee of such denial, a written statement:
(i)    requesting a review by the Committee of his or her claim for benefits;
(ii)    setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(iii)    setting forth any issues or comments which the claimant deems pertinent to his or her claim.
(b)    The Committee shall act upon each such appeal within sixty (60) days after receipt of the claimant’s request for review by the Committee, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Committee shall make a full and fair review of each such appeal and any written materials submitted by the claimant or the Participating Employer in connection therewith and may require the Participating Employer or the claimant to submit such additional facts, documents or other evidence as the Committee may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Committee shall make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Committee on any benefit claim shall be final and conclusive upon all persons.

13.4    Denial of Appeal. Should the Committee deny an appeal in whole or in part, the Committee shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision was based.
IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by a duly authorized officer effective as of the Effective Date.

KLA-TENCOR CORPORATION
By: /s/ Brian M. Martin Name: Brian M. Martin Title: Executive Vice President and General Counsel Dated: November 7, 2012

APPENDIX I
TEXT OF SECTION 1.409A-3(i)(3)(i) OF THE TREASURY REGULATIONS
(AS OF THE EFFECTIVE DATE)

(3) Unforeseeable emergency —(i) Definition. For purposes of §§1.409A–1 and 1.409A–2, this section, and §§1.409A–4 through 1.409A–6, an unforeseeable emergency is a severe financial hardship to the service provider resulting from an illness or accident of the service provider, the service provider's spouse, the service provider's beneficiary, or the service provider's dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the service provider's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider. For example, the imminent foreclosure of or eviction from the service provider's primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (i)(3)(i), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a service provider is faced with an unforeseeable emergency permitting a distribution under this paragraph (i)(3)(i) is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the service provider's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan. A plan may provide for a payment upon a specific type or types of unforeseeable emergency, without providing for payment upon all unforeseeable emergencies, provided that any event upon which a payment may be made qualifies as an unforeseeable emergency.

SCHEDULE I
LIST OF PARTICIPATING EMPLOYERS AS OF THE EFFECTIVE DATE

KLA-Tencor Corporation
VLSI Standards, Inc.

LIST OF PARTICIPATING EMPLOYERS AS OF OCTOBER 1, 2008

KLA-Tencor Corporation
KLA-Tencor Technologies Corporation
VLSI Standards, Inc.
ADE Technologies, Inc.